Exhibit 99.1
Press Release Dated October 10, 2012

Two Rivers Discharges Wedbush as Exclusive Financial Advisor

Denver – October 10, 2012 - Two Rivers Water Company (“Two Rivers” OTC QB: TURV, http://www.2riverswater.com) announced today it has asked for and received the resignation of Wedbush Securities, Inc. as Two Rivers’ exclusive financial advisor.

John R. McKowen, CEO and Founder of Two Rivers stated, "Two Rivers has a dynamic business model that requires capital to fuel our revenue expansion plans in the irrigated farming and water space.  It is difficult for traditional investment banking to find ‘comparables’ for us.  We combine high value vegetable row crop production with wholesale water distribution to municipalities.  It's a new revenue and profit generating business model, which meets core societal needs that traditional investment banking has not yet become familiar with.  It's the model that will satisfy the currently competing demands for agricultural production and municipal use of scarce water resources in the arid West.  While Wedbush understood the value proposition of our business, they were unable to organize in a timely manner the right rational capital formation strategy directed at the right investor.  The right investor is the ‘saving public’ who intuitively understands the value of irrigated farmland as a protection against inflation and as an inflation sensitive revenue generator.  They intuitively understand what we offer is a good investment as they watch their savings stagnate and prices go up at the grocery store.  Two Rivers has the management team, employees and support of dedicated private investors who will sustain the Company while we search for a new capital formation partner who can produce the best valuations for our shareholders, investors and business partners."

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Arkansas River basin in southern Colorado. At the present time, Two Rivers Water Company grows a diverse variety of crops, ranging from fodder crops like alfalfa and corn to vegetables for human consumption, on high-yield irrigated farmland in Huerfano and Pueblo Counties. We are aggressively expanding operations to develop our business in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the plans, expectations and intentions referenced in the press release are reasonable, there can be no assurance that they will prove to be accurate.

CONTACT:
Two Rivers Water Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com

###